Exhibit 99.1

United Security Bancshares -17.80% ROE

FRESNO, CA, January 15, 2004 -- Dennis R. Woods, President and Chief Executive Officer of United Security Bancshares http://www.unitedsecuritybank.com/ (NasdaqNM: UBFO) reported today the results of operations for the 4th quarter and for the full year of 2003.

As previously disclosed, United Security Bancshares created a REIT through which preferred stock was offered to private investors, to raise capital for its subsidiary bank in accordance with the laws and regulations in effect at the time. The principal business purpose of these entities was to provide an efficient and economical means to raise capital. They also provided state tax benefits beginning in 2002. On December 31, 2003 the California Franchise Tax Board (FTB) announced certain tax transactions related to real estate investment trusts (REITs) and regulated investment companies (RICs) will be disallowed pursuant to Senate Bill 614 and Assembly Bill 1601, which were signed into law in the 4th quarter of 2003.

As a result, the Company reversed related net state tax benefits recorded in the first three quarters of 2003 and took no such benefit in the 4th quarter. United Security Bancshares and its financial advisors believe that the Company’s position has merit and the Company will pursue its tax claims and defend its use of these entities and transactions. After these adjustments, Net Income for the 4th quarter was $1,202,000, down 21.0% or $319,000 over the 4th quarter for 2002 due to these adjustments, otherwise Net Income for the 4th quarter would have been up $219,000. Year to date net income for the twelve months ended December 31, 2003 was $7,706,000, up $873,000 or 12.8% over the same period in 2002. Basic earnings per share for the quarter were $0.22 compared with $0.28 for 2002, a decrease of 21.4%. Diluted earnings per share for the quarter were the same as the basic earnings per share. Basic earnings per share for the twelve months were $1.41 compared with $1.27 for 2002, an increase of 11.0%. Diluted earnings per share for the twelve months were $1.40 compared with $1.25 a year ago for an increase of 12.0%.

Woods added, “We are very pleased with the results for the year 2003 despite the late announcement of the Franchise Tax Board. Nevertheless. we achieved our standing goal of building shareholder value and certainly the growth in earnings per share of 12.0% accomplished that. Last year is behind us and we now are focused on achieving similar results for the current year.” The return on average equity for 2003 was 17.80% and the return on average assets was 1.51% compared with an ROE of 17.64% and ROA of 1.37% for the same period in 2002.

The 61st consecutive quarterly cash dividend of $0.145 per share, up from $0.13 a year ago, was declared on December 23, 2003 to be paid on January 21, 2004, to shareholders of record on January 9, 2004. Shareholders’ equity ended the quarter at $45,035,000, an increase of 11.0% over December 31, 2002. Dividends of $3.096 million were paid out of shareholders’ equity to shareholders during the past 12 months, and $.7 million was utilized to purchase and retire shares of stock.

4th quarter 2003 net interest income increased by $1,285,000 over the same period in 2002, from $3,953,000 to $5,238,000, an increase of 32.5%. The net interest margin increased from 3.44% for the 4th quarter in 2002 to 4.50% for 2003, primarily attributable to the decline of interest on deposits and borrowings.

Noninterest income for the 4th quarter of 2003 was $1,388,000, down from $1,659,000 in 2002 for a decrease of $271,000 or 16.3%. The decrease is primarily the result of gains on the sale of securities of $485,000 and gains on loans totaling $103,000 sold during the 4th quarter of 2002 that did not reoccur in 2003. Year to date noninterest income for 2003 was $6,271,000, up $903,000, for an increase of 16.8%.

4th quarter operating expenses were $2,862,000 for 2003 and $2,654,000 for 2002, an increase of $208,000 or 7.8%. Year to date, noninterest expense was $11,855,000 for 2003 compared with $10,860,000 in 2002, an increase of $995,000 or 9.2%. The primary factors contributing to the rise were expenses associated with other real estate owned.

The provision for loan loss was $1,713,000 year to date for 2003, down $251,000 over 2002. The Allowance for Loan Loss was 1.76% of total loans at year end 2003, up from 1.59% at the end of 2002. The level of allowance for loan and lease losses is adjusted by formula that keeps pace with loan growth and the level of Nonperforming loans.

Nonperforming assets were 4.23% of total assets on December 31, 2003, down from 4.90% at December 31, 2002. Other Real Estate Owned was down significantly from 1.86% of total assets on December 31, 2002 to .54% on December 31, 2003.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements about the company for which the company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company’s market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in regulatory, judicial, or legislative tax treatment of business transactions, particularly recently enacted California tax legislation and the subsequent Dec. 31, 2003, announcement by the Franchise Tax Board regarding the taxation of REITs and RICs; and (8) unknown economic impacts caused by the State of California’s budget issues. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in deposit interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings.

For a more complete discussion of these risks and uncertainties, see the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, and particularly the section of Management’s Discussion and Analysis.

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(Dollars in thousands)

                                                            Dec 31,            Dec 31,
                                                              2003               2002
Cash & noninterest-bearing deposits in                   ----------------   ----------------
 other banks                                                $22,480            $16,750
Interest-bearing deposits in other banks                      7,212              9,449
Federal funds sold                                           26,110             14,735
Investment securities                                        83,735            104,567
Loans, net of unearned fees                                 344,797            348,598
 Less: allowance for loan losses                             (6,081)            (5,556)
                                                         ----------------   ----------------
Loans, net                                                  338,716            343,042
Premises and equipment, net                                   4,567              2,647
Intangible assets                                             1,947              2,300
Other assets                                                 20,916             25,826
                                                         ----------------   ----------------
TOTAL ASSETS                                               $505,683           $519,316
                                                           =========          =========
Deposits:
 Noninterest-bearing demand & NOW                          $126,942           $118,744
 Savings                                                     23,693             21,139
 Time                                                       289,809            284,105
                                                         ----------------   ----------------
Total deposits                                              440,444            423,987

Borrowed funds                                                  345             36,050
Other liabilities                                             4,859              3,691
                                                         ----------------   ----------------
TOTAL LIABILITIES                                          $445,648           $463,728

Subordinated Debentures                                      15,000             15,000

Shareholders' equity:
 Common shares outstanding:
  5,512,528 at Dec. 31, 2003
  5,406,666 at Dec. 31, 2002                                $18,227            $17,552
Retained earnings                                            27,092             22,602
Unallocated ESOP shares                                        (313)              (609)
Other comprehensive income (loss)                               $29             $1,041
                                                         ----------------   ----------------
Total shareholders' equity                                  $45,035            $40,588
TOTAL LIABILITIES &
SHAREHOLDERS' EQUITY                                       $505,683           $519,316
                                                           =========          =========

United Security Bancshares
Consolidated Statements of Income
 (unaudited)

                                               Three            Three           Twelve          Twelve
                                               Months           Months          Months          Months
                                               Ending           Ending          Ending          Ending
                                               Dec 31           Dec 31          Dec 31          Dec 31
                                                2003             2002            2003            2002
                                          ----------------  --------------- -------------- ----------------
Interest income                                $6,817           $7,262         $26,927          $28,715
Interest expense                                1,579            3,310           7,260           11,515
                                          --------------    --------------  --------------  --------------
Net interest income                             5,238            3,953          19,667           17,200
Provision for loan losses                         841              774           1,713            1,963
Other income                                    1,388            1,659           6,271            5,328
Other expenses                                  2,832            2,654          11,855           10,820
                                          --------------     -------------- --------------  --------------
Income before income taxes                      2,953            2,183          12,370            9,744
Provision for income taxes                      1,752              662           4,664            2,911
                                          --------------     -------------- --------------  --------------
NET INCOME                                     $1,202           $1,521          $7,706           $6,833
                                          ==============     ============== ==============  ==============

United Security Bancshares
Selected Financial Data
                                              Three             Three           Twelve           Twelve
                                              Months            Months          Months           Months
                                               Ended             Ended           Ended           Ended
                                            12/31/2003        12/31/2002      12/31/2003       12/31/2002
                                         ---------------   --------------- ---------------  ---------------
Basic Earnings Per Share                      $0.22              $0.28           $1.41            $1.27
Diluted earning per share                     $0.22              $0.28           $1.40            $1.25

Annualized Return on:
Average Assets                                 0.93%              1.21%           1.51%            1.37%
Average Equity                                10.45%             15.50%          17.80%           17.64%
Net Interest Margin                            4.50%              3.44%           4.19%            3.77%
Net Charge-offs  to Average Loans              0.21%              0.21%           0.34%            0.36%

                                             12/31/2003         12/31/2002
                                           ---------------    ---------------
Book Value Per Share                             $8.17              $7.51
Tangible Book Value Per Share                    $7.82              $7.08
Efficiency Ratio                                 45.70%             48.03%
Non Performing Assets to Total Assets             4.23%              4.90%
Allowance for Loan Losses
 to Total Loans                                   1.76%              1.59%
Shares Outstanding - period end                 5,512,538          5,406,666